EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (In thousands, except per share amounts)


                                              1996         1995          1994
                                              ----         ----          ----


Primary Earnings Per Share (a)
-----------------------------------------

   Income from continuing operations       $  65,285     $  32,419    $  63,979
   Income from discontinued operations          -           23,336       10,629
                                           ---------     ---------    ---------
   Net income                              $  65,285     $  55,755    $  74,608
                                           =========     =========    =========
   Average number of shares outstanding       45,303        45,492       46,059
                                           =========     =========    =========
   Primary earnings per share from
            continuing operations          $    1.44     $    0.72    $    1.39
   Primary earnings per share from
            discontinued operations              -            0.51         0.23
                                           ---------     ---------    ---------
   Primary earnings per share              $    1.44     $    1.23    $    1.62
                                           =========     =========    =========

Fully Diluted Earnings Per Share
-----------------------------------------

   Income from continuing operations       $  65,285     $  32,419    $  63,979
   Income from discontinued operations           -          23,336       10,629
                                           ----------    ---------    ---------
   Net income                              $  65,285     $  55,755    $  74,608
                                           =========     =========    =========
   Average number of shares outstanding       45,303        45,492       46,059
   Effect of assumed exercise of
      outstanding stock options                  105            23           51
                                           ---------     ---------    ---------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options               45,408        45,515       46,110
                                           =========     =========    =========
   Fully diluted earnings per share from
            continuing operations          $    1.44     $    0.72    $    1.39
   Fully diluted earnings per share from
      discontinued operations                    -            0.51         0.23
                                           ---------     ---------    ---------
   Fully diluted earnings per share        $    1.44     $    1.23    $    1.62
                                           =========     =========    =========

(a) The computations of primary earnings per share do not include the effects of assumed exercises of employee stock options, because such effects were immaterial for all years.